Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Second Quarter Earnings

Improves Cash Flow Outlook from Company’s Prior Guidance

Company Developing Business Transformation Initiative for Long-Term Earnings Growth

ARLINGTON, Texas —July 29, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported, as anticipated, weaker financial results for the second quarter and first half of 2020 as compared to the same periods in 2019, primarily due to the COVID-19 pandemic’s negative impact on its operations. Compared to its prior guidance, the company improved its cash flow performance for the second quarter and is projecting reduced cash outflows for the balance of the year. The company has commenced a major transformation initiative to reinvigorate long-term growth and shareholder value, including revenue growth, improved cost efficiencies, and an enhanced end-to-end experience for its guests.

“I am very proud of our team’s performance in the face of unprecedented challenges from the pandemic. We have made transformational changes to park operations by leveraging our experience and technology to create industry-leading safety protocols. In close coordination with government leaders and local communities, these protocols have allowed us to reopen many of our parks while maintaining the safety of our team members and guests as our highest priority. Now more than ever, we believe our guests need opportunities for outdoor entertainment, and I am pleased that city and state officials have acknowledged our safety standards as a best-in-class example of how businesses can safely serve guests during this pandemic,” said Mike Spanos, President and CEO. “Additionally, I would like to thank our loyal season pass holders and members for their commitment to our company during this difficult period.”

“Our team is taking actions that will allow us to emerge a stronger and more profitable company,” continued Spanos, “and we have initiated a fundamental review of our business model with the goal of becoming a more agile, consumer-centric, and technology-savvy organization.”

Second Quarter 2020 Results

As previously announced, the company suspended operations of its North American parks beginning on March 13, 2020, due to the spread of COVID-19 and local government mandates, which had a significant negative impact on the company’s financial performance. The company resumed partial operations at many of its parks on a staggered basis near the end of the second quarter using a cautious and phased approach, including limiting attendance, in accordance with local conditions and government guidelines. A schedule of park reopening dates is set forth in Schedule A of this release.

Revenue for the second quarter of 2020 was $19 million, with attendance of 433,000 guests, both a decrease of 96 percent compared to the same period in 2019. The decrease was due to the pandemic-related suspension of park operations for most of the quarter. The decrease in revenue was also attributable to a $29 million reduction in sponsorship, international agreements, and accommodations revenue due to the previously announced terminations of the company’s contracts in China and Dubai, which generated revenue in 2019; the suspension of most second-quarter sponsorship revenue while the parks were not operating; and the pandemic-related suspension of nearly all accommodations operations.

The company partially offset the decrease in revenue by implementing cost savings measures immediately after park operations were suspended.

The company’s net loss during the second quarter of 2020 was $137 million, a decrease of $216 million compared to the prior year period, primarily due to reduced attendance and an aggregate increase in reserves of $8 million associated with several legal claims. The net loss per share for the second quarter of 2020 was $1.62, compared to diluted earnings per share of $0.94 in the second quarter of 2019. Adjusted EBITDA1 for the second quarter of 2020 was a loss of $96 million, a decrease of $276 million compared to the prior year period. The second quarter 2020 Adjusted EBITDA calculation reflects an add-back adjustment of approximately $6 million of non-recurring costs related to the transformation initiative.

Net cash outflow for the second quarter was $76 million, excluding the one-time financing costs associated with the company’s debt transactions, or approximately $25 million per month. This represented an improvement compared to the company’s previously anticipated average net cash outflow of $30-$35 million per month. The improvement was driven by disciplined cost management, higher than expected retention of the Active Pass Base, which includes all members and season pass holders, and positive cash flow from reopened parks.

Total guest spending per capita for the second quarter of 2020 was $35.77, a decrease of $6.50, or 15 percent, compared to the second quarter of 2019. The decrease was primarily due to park mix: half of the company’s attendance in the second quarter came from the company’s drive-through Safari at Six Flags Great Adventure, which reopened in May 2020 after having been converted to a free park attraction in 2013. The safari experiences lower guest spending per capita compared to the company’s other parks due to the lack of in-park spending opportunities.

Admissions revenue per capita in the second quarter of 2020 increased $1.29, or 5 percent, to $25.32 compared to the second quarter of 2019. This increase was driven by a higher mix of single-day paid admissions, offset by the deferral of approximately $24 million of monthly membership revenue. After a member’s initial 12-month commitment period ends, the company ordinarily recognizes revenue from those membership payments on a monthly basis; however, in response to the pandemic-related park closures, the company added one additional month of membership privileges for every month a member paid but could not visit their home park. The membership payments received while parks were closed due to the pandemic were deferred and will be recognized as revenue when these additional months are used.

In-park spending per capita in the second quarter of 2020 decreased $7.79, or 43 percent, compared to the second quarter of 2019, to $10.45, primarily due to the lack of in-park spending opportunity at the company’s drive-through Safari at Six Flags Great Adventure. The decrease was also attributable to the deferral of approximately $6 million of monthly membership revenue related to all-season membership products such as the all-season dining pass. Similar to the membership admission payments described above, this revenue will be deferred until the additional months received for these products are utilized.

First Half 2020 Results

For the first six months of 2020, revenue was $122 million, an 80 percent decrease compared to the prior year period. The decrease was due to an 84 percent decrease in attendance resulting from the temporary pandemic-related suspension of park operations, and a $40 million decrease in sponsorship, international agreements, and accommodations revenue. The company had a net loss of $221 million and a net loss per share of $2.62 for the first six months of 2020, compared to net income of $10 million and diluted earnings per share of $0.12 for the same period in 2019. Adjusted EBITDA was a loss of $138 million for the first six months of 2020, compared to Adjusted EBITDA of $148 million for the first six months of 2019.

Attendance for the first six months of 2020 was 2.0 million guests, an 84 percent decrease compared to 12.7 million guests in the first six months of 2019. Guest spending per capita increased $8.80 to $52.13 for the first six months of 2020, with admissions per capita increasing 40 percent and in-park spending per capita decreasing 6 percent to $35.10 and $17.03, respectively.

The improvement in admissions spending per capita for the first six months of 2020 was primarily due to recurring monthly membership revenue in the first quarter of 2020 from members who retained their memberships on a monthly basis after their initial 12-month commitment period ended. Prior to the suspension of park operations, when the company began deferring this revenue while park operations were suspended, these payments were recognized as received. Higher guest spending per capita by single-day guests prior to the suspension of operations also contributed to the improvement. The decrease in in-park spending per capita was driven by attendance at the company’s drive-through Safari, which lacks in-park spending opportunities.

Active Pass Base

The company is working with its members and season pass holders to extend their usage privileges to compensate for any lost days due to its temporary park closures, and is offering higher-tiered benefits to members in return for maintaining their current payment schedule. The company has also offered members the option to pause payments on their current membership. However, as anticipated, the company sold fewer season passes and memberships while its parks were not operating compared to the same period in 2019. As a result, the Active Pass Base decreased 38 percent as of the end of the second quarter of 2020 compared to the same prior year period. Included in the Active Pass Base were 2.1 million members, compared to 2.6 million members at the end of 2019 and 2.4 million members at the end of the first quarter of 2020.

Deferred revenue was $182 million as of June 30, 2020, a decrease of $53 million, or 22 percent, from June 30, 2019. The decrease in deferred revenue was primarily due to lower season pass and membership sales. This was partially offset by the deferral of revenue from members and season pass holders.

For those members whose initial 12-month commitment period ended, but who continued paying for membership on a monthly basis after the parks temporarily closed for the pandemic, revenue will be deferred until the end of their membership. In contrast, payments from members whose initial 12-month commitment period had ended in 2019 were recognized as they were received and had limited contribution to deferred revenue in the prior year period.

Balance Sheet and Liquidity

As of June 30, 2020, the company had cash on hand of $296 million and $460 million available under its revolving credit facility, net of $21 million of letters of credit, or total liquidity of $756 million. Based on the parks that are currently open, the company estimates that its net cash outflow2 through the end of 2020 will be, on average, $25-$30 million per month. The company has no debt maturities until 2024.

In the first half of 2020, the company invested $73 million in new capital projects, net of property insurance recoveries, paid $21 million in dividends, and prepaid $51 million of its 4.875 percent notes due 2024. Net debt as of June 30, 2020, calculated as total reported debt of $2,620 million less cash and cash equivalents of $296 million, was $2,324 million.

In April, the company amended its credit facility to, among other things, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2020. The company’s lenders also approved modified testing of the senior secured leverage ratio financial maintenance covenant through December 31, 2021. Through the duration of the amendment period ending December 31, 2021, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

In response to curtailed operations, and to preserve the company’s liquidity position and prepare for multiple contingencies, the company continues to take actions to reduce operating expenses and defer or eliminate certain discretionary capital projects planned for 2020 and 2021. The company is able to take additional measures or further modify park operations and park schedules based on changing conditions.

At this time, the company anticipates it has sufficient liquidity to meet its cash obligations through the end of 2021 even if the currently open parks are forced to close; however, if its operations continue to be significantly reduced in 2021, the company would likely require additional covenant relief during 2021 from its credit facility lenders. The company will continue to explore options to further reduce cash outflows and be prepared to respond to a more protracted reduction of operations.

Transformation Initiative

The company launched a holistic transformation program to reinvigorate revenue growth, reduce operating expenses by optimizing the company’s operating model, and improve its guests’ end-to end experience through technological advancements. Through this transformation initiative, the company is targeting significant improvement to its financial performance and to the guest experience. The company will not make a final determination of the costs or associated savings until it completes the work. The company anticipates that a portion of the work will be completed by the fourth quarter of 2020, and the remaining portion will be completed when the parks are again operating at a more normal capacity.

Conference Call

At 8:00 a.m. Central Time today, July 29, 2020, the company will host a conference call to discuss its second quarter 2020 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through August 7, 2020, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 6867339.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) our ability to continue to safely and profitably operate our parks, or reopen our parks that are temporarily closed, in accordance with CDC and local health guidelines, (ii) estimates of our net cash outflow during the time our operations are limited or fully suspended and for the balance of the year, (iii) the adequacy of our preparations for or the sufficiency of our liquidity, (iv) expectations regarding future actions and initiatives to increase profitability and resilience, and (v) our ability to significantly improve our financial performance and the guest experience. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including the novel coronavirus (COVID-19), or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; recall of food, toys and other retail products sold at our parks; accidents or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	Projected net monthly cash outflow reflects the company’s current estimate of reduced revenues, ongoing park and operating costs, capital expenditures, contractual obligations of the company’s parks that are less than wholly-owned (Six Flags Over Texas, Six Flags Over Georgia and Six Flags White Water Atlanta), federal and state income tax obligations, debt amortization and interest, including the most recent financing transactions, and the costs associated with the company’s transformation initiative, assuming limited operations at the parks currently open. The company’s ability to predict the impact of the COVID-19 global pandemic on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.

Schedule A

Name of Park	City	Opening Date
Six Flags Great Adventure – Safari only	Jackson, NJ	May 29
Frontier City	Oklahoma City, OK	June 5
Six Flags Over Georgia	Austell, GA	June 15
Six Flags Hurricane Harbor Arlington	Arlington, TX	June 18
Six Flags Over Texas	Arlington, TX	June 19
Six Flags Fiesta Texas	San Antonio, TX	June 19
Six Flags Hurricane Harbor Oklahoma City	Oklahoma City, OK	June 20
Six Flags St. Louis	Eureka, MO	June 22
Six Flags Darien Lake – campground only	Darien, NY	June 25
The Great Escape The Lodge – hotel only	Queensbury, NY	June 26
Six Flags White Water Atlanta	Marietta, GA	June 29
Six Flags America	Largo, MD	July 1
Six Flags Discovery Kingdom – animals only	Vallejo, CA	July 2
Six Flags Great Adventure	Jackson, NJ	July 3
Six Flags Great America – water park only	Gurnee, IL	July 20
Hurricane Harbor Rockford	Rockford, IL	July 20
Hurricane Harbor New Jersey	Jackson, NJ	July 23
La Ronde	Montreal, Quebec, Canada	July 25

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Park admissions	$10,962	$252,508	$70,768	$318,588	$567,962	$821,860
Park food, merchandise and other	4,523	191,655	34,329	230,633	378,136	565,859
Sponsorship, international agreements and accommodations	3,658	33,047	16,549	56,182	57,728	107,007
Total revenues	19,143	477,210	121,646	605,403	1,003,826	1,494,726
Operating expenses (excluding depreciation and amortization shown separately below)	62,681	178,348	168,545	292,870	483,466	601,130
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	30,800	56,170	62,710	92,389	156,241	182,106
Costs of products sold	2,214	43,513	9,974	53,788	86,490	125,608
Other net periodic pension benefit	(994)	(1,055)	(1,990)	(2,110)	(4,066)	(4,725)
Depreciation	29,032	28,674	59,095	57,144	117,776	115,063
Amortization	402	601	1,003	1,204	2,204	2,428
Stock-based compensation	6,020	3,553	10,300	7,444	16,130	(59,829)
Loss (gain) on disposal of assets	513	(690)	393	446	2,109	160
Interest expense, net	51,047	29,572	78,204	57,920	133,586	111,798
Loss on debt extinguishment	5,087	6,231	6,106	6,231	6,359	6,231
Other expense (income), net	4,252	(1,278)	5,812	(1,705)	10,059	(486)
(Loss) income before income taxes	(171,911)	133,571	(278,506)	39,782	(6,528)	415,242
Income tax (benefit) expense	(55,661)	33,675	(77,710)	9,018	5,214	100,635
Net (loss) income	(116,250)	99,896	(200,796)	30,764	(11,742)	314,607
Less: Net income attributable to noncontrolling interests	(20,644)	(20,377)	(20,644)	(20,377)	(41,020)	(40,381)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(136,894)	$79,519	$(221,440)	$10,387	$(52,762)	$274,226

Weighted-average common shares outstanding:
Basic:	84,704	84,288	84,680	84,207	84,582	84,174
Diluted:	84,704	84,868	84,680	84,882	84,582	85,094

Net (loss) income per average common share outstanding:
Basic:	$(1.62)	$0.94	$(2.62)	$0.12	$(0.62)	$3.26
Diluted:	$(1.62)	$0.94	$(2.62)	$0.12	$(0.62)	$3.22

Balance Sheet Data

	As of
(Amounts in thousands)	June 30, 2020	December 31, 2019	June 30, 2019
Cash and cash equivalents	$295,956	$174,179	$113,798
Total assets	2,968,934	2,882,540	2,938,066

Deferred revenue	182,386	144,040	235,109
Current portion of long-term debt	—	8,000	8,000
Long-term debt	2,619,929	2,266,884	2,269,761

Redeemable noncontrolling interests	544,020	529,258	545,386

Total stockholders' deficit	(970,782)	(716,118)	(749,807)

Shares outstanding	84,757	84,634	84,335

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three, six and twelve months ended June 30, 2020 and June 30, 2019:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net (loss) income	$(116,250)	$99,896	$(200,796)	$30,764	$(11,742)	$314,607
Income tax (benefit) expense	(55,661)	33,675	(77,710)	9,018	5,214	100,635
Other expense (income), net (2)	4,252	(1,278)	5,812	(1,705)	10,059	(486)
Loss on debt extinguishment	5,087	6,231	6,106	6,231	6,359	6,231
Interest expense, net	51,047	29,572	78,204	57,920	133,586	111,798
Loss (gain) on disposal of assets	513	(690)	393	446	2,109	160
Amortization	402	601	1,003	1,204	2,204	2,428
Depreciation	29,032	28,674	59,095	57,144	117,776	115,063
Stock-based compensation	6,020	3,553	10,300	7,444	16,130	(59,829)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	—	11
Modified EBITDA (4)	(75,558)	200,234	(117,593)	168,466	281,695	590,618
Third party interest in EBITDA of certain operations (5)	(20,644)	(20,377)	(20,644)	(20,377)	(41,020)	(40,381)
Adjusted EBITDA (4)	$(96,202)	$179,857	$(138,237)	$148,089	$240,675	$550,237

Weighted-average common shares outstanding	84,704	84,288	84,680	84,207	84,582	84,174

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three, six and twelve months ended June 30, 2020 and June 30, 2019:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net cash (used in) provided by operating activities	$(50,316)	$167,020	$(110,703)	$126,197	$173,673	$404,638
Changes in working capital	(81,719)	(2,918)	(88,441)	(20,069)	(39,633)	55,645
Interest expense, net	51,047	29,572	78,204	57,920	133,586	111,798
Income tax (benefit) expense	(55,661)	33,675	(77,710)	9,018	5,214	100,635
Amortization of debt issuance costs	(1,611)	(865)	(2,467)	(1,872)	(4,158)	(3,885)
Other expense (income), net (2)	5,284	(40)	5,178	(384)	12,019	5,648
Interest accretion on notes payable	(285)	(326)	(605)	(664)	(1,251)	(1,338)
Changes in deferred income taxes	57,703	(25,884)	78,951	(1,680)	2,245	(82,534)
Impact of Fresh Start valuation adjustments (3)	—	—	—	—	—	11
Third party interest in EBITDA of certain operations (5)	(20,644)	(20,377)	(20,644)	(20,377)	(41,020)	(40,381)
Capital expenditures, net of property insurance recovery	(21,693)	(47,666)	(73,109)	(95,125)	(118,160)	(137,716)
Cash paid for interest, net	(20,274)	(28,307)	(51,932)	(59,733)	(105,196)	(106,590)
Cash taxes (6)	(367)	(12,097)	(2,326)	(17,407)	(13,128)	(32,584)
Adjusted Free Cash Flow (7)	$(138,536)	$91,787	$(265,604)	$(24,176)	$4,191	$273,347

Weighted-average common shares outstanding - basic:	84,704	84,288	84,680	84,207	84,582	84,174

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.
(2)	Amounts recorded as “Other expense (income), net” include amounts related to our transformation initiative. These amounts are excluded from Modified EBITDA as they are non-routine, non-recurring and unrelated to our ongoing operations and costs necessary to operate our business.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.
(4)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated (loss) income from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2020 and do not anticipate becoming a full cash taxpayer until 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.

(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.